CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CHINDEX INTERNATIONAL, INC.

The undersigned, being the Chief Financial Officer and Assistant Secretary of CHINDEX INTERNATIONAL, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1.           The name of the Corporation (hereinafter referred to as the "Company") is Chindex International, Inc.  The date of filing the original Certificate of Incorporation with the Secretary of State of Delaware was June 17, 2002.

2.           The first sentence of Article FOURTH of said certificate of incorporation is hereby amended to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is 28,700,000 shares, consisting of 25,000,000 shares of common stock, par value $.01 per share, 3,200,000 shares of Class B common stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.”

3.           The Company’s Board of Directors unanimously has deemed advisable and duly adopted said amendment and a majority of (i) the outstanding stock authorized to vote thereon and (ii) the outstanding stock of each class entitled to vote thereon as a class have voted in favor of said amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Company's Certificate of Incorporation, as amended, to be signed by Lawrence Pemble, its Chief Financial Officer and Assistant Secretary, this 9th day of July, 2007.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
Lawrence Pemble, Chief Financial
Officer & Assistant Secretary